SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 3, 2004

PS BUSINESS PARKS, INC.

(Exact name of registrant as specified in its charter)

California (State or Other Jurisdiction of Incorporation)	1-10709 (Commission File Number)	95-4300881 (I.R.S. Employer Identification Number)

701 Western Avenue, Glendale, California 91201-2397

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (818) 244-8080

N/A

(Former name or former address, if changed since last report)

Item 7. Financial Statements and Exhibits

(c)      Exhibits

99.1      Press release dated August 3, 2004.

Item 12. Results of Operations and Financial Condition

On August 3, 2004, the Company reported operating results for the quarter ended June 30, 2004. The Company is attaching the press release as Exhibit 99.1 to this Current Report on Form 8-K. The information included pursuant to this Item 12 (including the exhibits) shall not be deemed to be incorporated by reference into any filing made by the Company pursuant to the Securities Act of 1933, other than to the extent that such filing incorporates by reference any or all of such information by express reference thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PS BUSINESS PARKS, INC.

Date: August 3, 2004
By: /s/ Edward A. Stokx
Edward A. Stokx
Chief Financial Officer

News Release

PS Business Parks, Inc.
701 Western Avenue
Glendale, CA 91201-2349
www.psbusinessparks.com

For Release:     Immediately
Date:                 August 3, 2004
Contact:           Mr. Edward A. Stokx
                          (818)244-8080, Ext. 649

PS Business Parks, Inc. reports results for the second quarter ended June 30, 2004.

Glendale, California — PS Business Parks, Inc. (AMEX:PSB), reported operating results for the three and six months ended June 30, 2004.

Net income allocable to common shareholders for the three months ended June 30, 2004 was $5.2 million or $0.23 per diluted share on revenues of $55.6 million compared to $13.0 million or $0.60 per diluted share on revenues of $51.6 million for the same period in 2003. Net income allocable to common shareholders for the six months ended June 30, 2004 was $9.3 million or $0.42 per diluted share on revenues of $110.9 million compared to $18.8 million or $0.87 per diluted share on revenues of $101.4 million for the same period in 2003.

Revenues increased $4.0 million for the three months ended June 30, 2004 over the same period in the prior year as a result of properties acquired during the latter part of 2003, partially offset by a decrease in Same Park revenues of $1.5 million. Net income allocable to common shareholders decreased over the same period by $7.8 million or $0.37 per diluted share partially resulting from a gain on disposition of real estate and a gain on sale of marketable securities of $3.5 million and $2.0 million, respectively, or $0.19 per diluted share, for the same period in 2003. The remaining change is attributable to an increase in depreciation expense of approximately $4.2 million, or $0.14 per diluted share, for properties acquired in 2003.

Revenues increased $9.5 million for the six months ended June 30, 2004 over the same period in the prior year as a result of properties acquired during the latter part of 2003, partially offset by a decrease in Same Park revenues of $2.9 million. Net income allocable to common shareholders decreased over the same periods by $9.4 million or $0.45 per diluted share. Offsetting the impact of net operating income from acquired properties was additional depreciation, interest costs and preferred distributions related to the acquired assets. In addition, the Company reported additional distributions to its preferred stock and unit holders of $2.1 million related to the redemption of preferred equity (see discussion below).

Supplemental Measures

Funds from operations (“FFO”) allocable to common shareholders and unit holders for the second quarter of 2004 and 2003 were $25.5 million, or $0.87 per diluted share and $25.8 million, or $0.90 per diluted share, respectively. FFO allocable to common shareholders and unit holders for the six months ended June 30, 2004 was $48.9 million or $1.67 per diluted share compared to $46.1 million or $1.60 per diluted share for the same period in 2003.

On April 30, 2004 the Company redeemed 2,112,900 depositary shares of its 9-1/4% Cumulative Series A Preferred Stock for approximately $52.8 million and on April 23, 2004 the Company redeemed 510,000 units of its 8-7/8% Series B Cumulative Preferred Operating Partnership Units for approximately $12.8 million. The Company had informed the holders of such securities of its intent to exercise its redemption rights during the first quarter of 2004. In accordance with the Securities and Exchange Commission’s interpretation of Emerging Issues Task Force (“EITF”) Topic D-42, “The Effect on the Calculation of Earnings per Share for the Redemption or Induced Conversion of Preferred Stock,” the call for redemption of the Series A preferred stock resulted in an additional allocation of net income to preferred shareholders for the three months ended March 31, 2004 and a corresponding reduction of net income and FFO allocable to common shareholders of $1,866,000. The call for redemption of the

Series B preferred operating partnership units resulted in an additional allocation of net income to preferred unit holders for the three months ended March 31, 2004 and a corresponding reduction in net income and FFO allocable to common shareholders of $267,000. The $2,133,000 aggregate reduction in net income allocable to common shareholders represents the excess of the redemption amount over the carrying amount of the Series A preferred stock and Series B preferred operating partnership units.

In the fourth quarter of 2003, the Company adopted guidance from the SEC regarding the inclusion of impairment adjustments in the calculation of funds from operations. Accordingly, the Company no longer adds back the effects of impairment losses in determining FFO, resulting in a decrease in FFO of $5.9 million or $0.20 per diluted share for the six months ended June 30, 2003.

The following table summarizes the impact of the implementation of the SEC’s clarification of EITF Topic D-42 and the adoption of the SEC’s guidance regarding impairment adjustments on the Company’s FFO per common share for the three and six months ended June 30, 2004 and 2003:

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
FFO per common share before adjustments	$0.87	$0.90	$1.74	$1.80
Application of EITF Topic D-42	--	--	(0.07)	--
Impairment provision	--	--	--	(0.20)

FFO per common share, as reported	$0.87	$0.90	$1.67	$1.60

Property Operations

In order to evaluate the performance of the Company’s overall portfolio, management analyzes the operating performance of a consistent group of properties (14.2 million net rentable square feet). These properties (herein referred to as Same Park facilities) have been owned and operated by the Company since January 1, 2003. In the first quarter of 2004 the Company reevaluated its plans to sell five office and flex buildings and 4.5 acres of land in Beaverton, Oregon. The Company has determined that these properties will not likely be sold within the next twelve months. Accordingly, these properties have been included in the Same Park facilities for the six months ended June 30, 2004 and 2003. Same Park facilities represent approximately 77% of the Company’s total portfolio of 18.4 million square feet as of June 30, 2004.

The following tables summarize the operating results of the Same Park facilities as well as the total portfolio:

Same Park Facilities (14.2 million square feet)
(in thousands, except per square foot amounts)

	Three Months Ended June 30,
	2004	2003	Change
Rental income before straight-line rent	$46,751	$48,256	(3.1%)
Straight-line rent	558	(76)	834.2%

Total rental income	47,309	48,180	(1.8%)
Cost of operations	13,243	12,732	4.0%

Net operating income	34,066	35,448	(3.9%)
Less: straight-line rent	(558)	76	834.2%

Net operating income before straight-line rent(1)	$33,508	$35,524	(5.7%)

Gross margin(2)	71.7%	73.6%	(2.6%)
Weighted average for period:
Occupancy	90.0%	92.3%	(2.5%)
Annualized realized rent per occupied sq. ft.(3)	$14.67	$14.77	(0.6%)

	Six Months Ended June 30,
	2004	2003	Change
Rental income before straight-line rent	$93,431	$96,326	(3.0%)
Straight-line rent	1,078	559	92.8%

Total rental income	94,509	96,885	(2.5%)
Cost of operations	26,945	26,114	3.2%

Net operating income	67,564	70,771	(4.5%)
Less: straight-line rent	(1,078)	(559)	92.8%

Net operating income before straight-line rent(1)	$66,486	$70,212	(5.3%)

Gross margin(2)	71.2%	72.9%	(2.3%)
Weighted average for period:
Occupancy	90.2%	92.4%	(2.4%)
Annualized realized rent per occupied sq. ft.(3)	$14.63	$14.72	(0.6%)

(1)	Net operating income (“NOI”) is an important measurement in the commercial real estate industry for determining the value of the real estate generating the NOI. The key components of NOI are rental income less cost of operations excluding the effects of straight-line rent and depreciation.

(2)	Gross margin is computed by dividing property net operating income before straight-line rent by rental income before straight-line rent.

(3)	Realized rent per square foot represents the revenues earned before straight-line rent per occupied square foot.

Total Portfolio (18.4 million square feet) (1)
(in thousands, except per square foot amounts)

	Three Months Ended June 30,
	2004	2003	Change
Rental income before straight-line rent	$54,625	$48,878	11.8%
Straight-line rent	727	(76)	1,056.6%

Total rental income	55,352	48,802	13.4%
Cost of operations	16,384	12,986	26.2%

Net operating income	38,968	35,816	8.8%
Less: straight-line rent	(727)	76	1,056.6%

Net operating income before straight-line rent(2)	$38,241	$35,892	6.5%

Gross margin(3)	70.0%	73.4%	(4.6%)
Weighted average for period:
Square footage	18,341	14,370	27.6%
Occupancy	87.9%	92.2%	(4.7%)
Annualized realized rent per occupied sq. ft.(4)	$13.55	$14.76	(8.2%)

	Six Months Ended June 30,
	2004	2003	Change
Rental income before straight-line rent	$109,147	$97,567	11.9%
Straight-line rent	1,379	559	146.7%

Total rental income	110,526	98,126	12.6%
Cost of operations	33,060	26,518	24.7%

Net operating income	77,466	71,608	8.2%
Less: straight-line rent	(1,379)	(559)	146.7%

Net operating income before straight-line rent(2)	$76,087	$71,049	7.1%

Gross margin(3)	69.7%	72.8%	(4.3%)
Weighted average for period:
Square footage	18,378	14,418	27.5%
Occupancy	88.2%	92.6%	(4.8%)
Annualized realized rent per occupied sq. ft.(4)	$13.47	$14.62	(7.9%)

(1)	Does not include discontinued operations.

(2)	Net operating income (“NOI”) is an important measurement in the commercial real estate industry for determining the value of the real estate generating the NOI. The key components of NOI are rental income less cost of operations excluding the effects of straight-line rent and depreciation.

(3)	Gross margin is computed by dividing property net operating income before straight-line rent by rental income before straight line rent.

(4)	Realized rent per square foot represents the revenues earned before straight-line rent adjustment per occupied square foot.

Financial Condition

The following are the Company’s key financial ratios with respect to its leverage at and for the three months ended June 30, 2004.

Ratio of FFO to fixed charges (1)	29.8x
Ratio of FFO to fixed charges and preferred distributions excluding the effects of EITF Topic D-42 (1) (2)	3.0x
Debt and preferred equity to total market capitalization (based onthe common stock price of $40.24 at June 30, 2004)	37%
Available under line of credit at June 30, 2004	$ 100 million

(1)	Fixed charges include interest expense of $833,000.

(2)	Preferred distributions include amounts paid to preferred shareholders of $6,679,000 and preferred unit holders in the operating partnership of $4,804,000.

Issuance of Preferred Stock and Preferred Units

On June 30, 2004, the Company issued 2,300,000 depositary shares each representing 1/1,000 of a share of the Company’s 7.950% Cumulative Preferred Stock, Series K, at $25.00 per share. The Company received net proceeds of approximately $55.7 million.

On May 27, 2004 and June 17, 2004, the Company completed private placements totaling approximately $42.8 million of preferred units through its operating partnership. The 7.50% Series J Cumulative Redeemable Preferred Units are non-callable for five years and have no mandatory redemption. The net proceeds from the placements were used to fund a property acquisition and to reduce the amount outstanding on the Company’s line of credit.

On April 21, 2004, the Company issued 3,000,000 depositary shares, each representing 1/1,000 of a share of the Company’s 6.875% Cumulative Preferred Stock, Series I, at $25.00 per share. The Company received net proceeds of approximately $72.6 million, which were used to redeem the Company’s outstanding 9.25% Series A Preferred Stock and 8.875% Series B Preferred Operating Partnership Units, and reduce the outstanding balance on the Company’s line of credit.

Property Acquisition

On May 27, 2004, the Company acquired Fairfax Executive Park, a 165,000 square foot office complex in Fairfax, Virginia, for $22.4 million. The complex, which consists of two three-story buildings and four one-story buildings, was 82% leased with 26 tenants. The acquisition increased the Company’s Northern Virginia portfolio to 2.8 million square feet or 15.1% of the total Company portfolio with a weighted average occupancy of approximately 95.3% for the three months ended June 30, 2004.

Property Disposition

On April 21, 2004, the Company sold a 43,000 square foot flex facility in Austin, Texas, with net proceeds of approximately $1.1 million. In connection with the sale, the Company recorded a loss of approximately $168,000.

Change in reserve for potentially uncollectible amounts

During the three-month period ended June 30, 2004, the Company increased the allowance for doubtful tenant receivables by $250,000 to $400,000, due to the uncertainty of certain tenants’ ability to pay amounts owed to the Company. Included in the reserve for potentially uncollectible receivables is approximately $160,000 related to ongoing bankruptcy proceedings of existing tenants, the most significant of which is Footstar Corporation.

Footstar Corporation, which was previously one of the Company's top ten tenants, filed for bankruptcy protection during the first quarter of 2004. Immediately upon filing for bankruptcy protection, they rejected one of two leases with the Company. They continue to lease a 57,000 square foot space in Dallas, Texas with a term scheduled to expire in November 2008. At this point we are uncertain of their intentions for this space. Amounts owed by Footstar Corporation for the rejected lease of $140,000 were written off during the first quarter of 2004.

Distributions Declared

The Board of Directors declared a quarterly dividend of $0.29 per common share on August 3, 2004. Distributions were also declared on the various series of depositary shares, each representing 1/1,000 of a share of preferred stock listed below. Distributions are payable September 30, 2004 to shareholders of record on September 15, 2004.

Series	Dividend Rate	Dividend Declared
Series D	9.500%	$0.593750
Series F	8.750%	$0.546875
Series H	7.000%	$0.437500
Series I	6.875%	$0.429688
Series K	7.950%	$0.502396	(1)
(1)	Series K distribution includes dividends from June 30, 2004 to September 30, 2004.

Company Information

PSB is a self-advised and self-managed equity real estate investment trust that acquires, develops, owns and operates commercial properties, primarily flex, multi-tenant office and industrial space. The Company defines “flex” space as buildings that are configured with a combination of office and warehouse space and can be designed to fit a number of uses (including office, assembly, showroom, laboratory, light manufacturing and warehouse space). As of June 30, 2004, PSB wholly-owned approximately 18.4 million net rentable square feet of commercial space with approximately 3,700 customers located in eight states, concentrated primarily in California (5,160,000 sq. ft.), Texas (2,852,000 sq. ft.), Florida (3,352,000 sq. ft.), Oregon (1,941,000 sq. ft.), Virginia (2,790,000 sq. ft.) and Maryland (1,646,000 sq. ft.).

Forward-Looking Statements

When used within this press release, the words “may,” “believes,” “anticipates,” “plans,” “expects,” “seeks,” “estimates,” “intends” and similar expressions are intended to identify “forward-looking statements.” Such forward-looking statements involve known and unknown risks, uncertainties, and other factors, which may cause the actual results and performance of the Company to be materially different from those expressed or implied in the forward-looking statements. Such factors include the impact of competition from new and existing commercial facilities which could impact rents and occupancy levels at the Company’s facilities; the Company’s ability to evaluate, finance, and integrate acquired and developed properties into the Company’s existing operations; the Company’s ability to effectively compete in the markets that it does business in; the impact of the regulatory environment as well as national, state, and local laws and regulations including, without limitation, those governing Real Estate Investment Trusts; the impact of general economic conditions upon rental rates and occupancy levels at the Company’s facilities; the availability of permanent capital at attractive rates, the outlook and actions of Rating Agencies and risks detailed from time to time in the Company’s SEC reports, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

Additional information about PS Business Parks, Inc. including more financial analysis of the second quarter’s operating results is available on the Internet. The Company’s web site is www.psbusinessparks.com.

A conference call is scheduled for Wednesday, August 4, 2004 at 10:00 A.M. (PDT) to discuss the second quarter results. The toll free number is 1-800-399-4409; the conference ID is 8533891. The call will also be available via a live webcast on the Company’s website. A replay of the conference call will be available through August 11, 2004 at 1-800-642-1687. A replay of the conference call will also be available on the Company’s website.

Additional financial data attached.

PS BUSINESS PARKS, INC.
SELECTED FINANCIAL DATA
(unaudited, in thousands)

	At June 30, 2004	At December 31, 2003
Balance Sheet Data:
Cash and cash equivalents	$ 27,631	$ 5,809
Properties held for disposition, net	--	$ 34,649
Real estate facilities, before accumulated depreciation	$1,599,811	$1,517,039
Total assets	$1,393,086	$1,358,861
Total debt	$ 19,384	$ 264,694
Minority interest - common units	$ 166,932	$ 169,888
Minority interest - preferred units	$ 247,750	$ 217,750
Perpetual preferred stock	$ 420,850	$ 168,673
Common shareholders' equity	$ 498,531	$ 502,155
Total common shares outstanding at period end	$ 21,811	$ 21,566

Total common shares outstanding at period end, assuming
conversion of all Operating Partnership units
into common stock	$ 29,116	$ 28,871

PS BUSINESS PARKS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(unaudited, in thousands, except per share amounts)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2004	2003	2004	2003
Revenues:
Rental income	$ 55,352	$ 48,802	$ 110,526	$ 98,126

Facility management fees primarily from
affiliates	160	190	318	384
Gain on sale of marketable securities	--	2,043	--	2,043
Interest and other income	51	553	76	826

	55,563	51,588	110,920	101,379

Expenses:
Cost of operations	16,384	12,986	33,060	26,518
Depreciation and amortization	18,334	14,141	36,218	27,745
General and administrative	1,004	1,399	2,095	2,452
Interest expense	833	998	2,099	2,000

	36,555	29,524	73,472	58,715

Income before discontinued operations and
minority interest	19,008	22,064	37,448	42,664

Discontinued operations:
Income from discontinued operations	--	123	7	141
Impairment charge on properties held for sale .	--	--	--	(5,907)
Gain (loss) on disposition of real estate	(168)	3,484	(168)	3,484
Equity in income of discontinued joint venture	--	500	--	2,296

Net income (loss) from discontinued operations	(168)	4,107	(161)	14

Income before minority interests	18,840	26,171	37,287	42,678
Minority interest in income - preferred units
Distributions paid	(4,804)	(4,810)	(9,614)	(9,620)
Redemptions of preferred OP units	--	--	(267)	--
Minority interest in income - common units	(1,744)	(4,446)	(3,149)	(6,411)

Net income	$ 12,292	$ 16,915	$ 24,257	$ 26,647

Net income allocation:
Allocable to preferred shareholders
Distributions paid	$ 7,085	$ 3,924	$ 13,045	$ 7,853
Redemptions of preferred stock	--	--	1,866	--
Allocable to common shareholders	5,207	12,991	9,346	18,794

	$ 12,292	$ 16,915	$ 24,257	$ 26,647

Net income per common share - basic:
Continuing operations	$ 0.25	$ 0.47	$ 0.44	$ 0.88
Discontinued operations	(0.01)	0.14	(0.01)	--

	$ 0.24	$ 0.61	$ 0.43	$ 0.88

Net income per common share - diluted:
Continuing operations	$ 0.24	$ 0.47	$ 0.43	$ 0.87
Discontinued operations	(0.01)	0.13	(0.01)	--

	$ 0.23	$ 0.60	$ 0.42	$ 0.87

Weighted average common shares outstanding:
Basic	21,808	21,311	21,710	21,343

Diluted	22,016	21,478	21,942	21,488

PS BUSINESS PARKS, INC.
Computation of Funds from Operations ("FFO") and Funds Available for Distribution ("FAD")
(unaudited, in thousands, except per share amounts)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2004	2003	2004	2003
Computation of Diluted Funds From Operations per Common Share ("FFO") (1):
Net income allocable to common shareholders	$ 5,207	$ 12,991	$ 9,346	$ 18,794
Adjustments:
Gain on sale of marketable securities	--	(2,043)	--	(2,043)
(Gain) loss on disposition of real estate	168	(3,484)	168	(3,484)
Equity income from gain on sale of joint
venture properties	--	(300)	--	(1,376)
Depreciation and amortization	18,334	14,141	36,233	27,796
Minority interest in income - common units	1,744	4,446	3,149	6,411

FFO allocable to common shareholders/unitholders	$ 25,453	$ 25,751	$ 48,896	$ 46,098

Weighted average common shares outstanding	21,808	21,311	21,710	21,343
Weighted average common OP units outstanding	7,305	7,305	7,305	7,305
Weighted average stock options outstanding using
treasury method	208	146	232	146

Weighted average common shares and OP units for
purposes of computing fully-diluted FFO per
common share	29,321	28,762	29,247	28,794

Diluted FFO per common share	$ 0.87	$ 0.90	$ 1.67	$ 1.60

Computation of Funds Available for Distribution
("FAD") (2):
FFO allocable to common shareholders	$ 25,453	$ 25,751	$ 48,896	$ 46,098
Adjustments:
Maintenance capital expenditures	(802)	(610)	(1,682)	(1,184)
Tenant improvements	(6,160)	(3,516)	(9,387)	(6,401)
Lease commissions	(2,321)	(1,128)	(3,734)	(2,157)
Straight-line rent	(727)	76	(1,379)	(559)
Stock based compensation expense	291	272	596	445
In-place rents adjustment	39	--	78	--
Impairment charge on properties held for sale	--	--	--	5,907
Impact of application of EITF Topic D-42	--	--	2,133	--

FAD	$ 15,773	$ 20,845	$ 35,521	$ 42,149

Distributions to common shareholders and unit holders	$(8,444)	$(8,311)	$(16,841)	$(16,628)

Distribution payout ratio	53.5%	39.9%	47.4%	39.5%

(1)	Funds from operations (“FFO”) is a term defined by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) by which real estate investment trusts (“REITs”) may be compared. It is generally defined as net income, computed in accordance with generally accepted accounting principles, before depreciation, amortization, minority interest in income and extraordinary items. The Company considers FFO to be a useful measure of the operating performance of a REIT, which provides investors with a basis to evaluate the operations and the cash flows of a REIT. FFO does not represent net income or cash flow from operations as defined by GAAP. FFO computations do not factor out the REIT’s requirement to make either capital expenditures or principal payments on debt. The Company excludes gains/losses on disposition of real estate and gains/losses on sale of marketable securities to more accurately reflect cash flow from real estate operations. Other REITs may not make these adjustments in computing FFO. FFO does not represent net income or cash flow from operations as defined by GAAP.

(2)	Funds available for distribution (“FAD”) is computed by deducting from consolidated FFO recurring capital expenditures, tenant improvements, capitalized leasing commissions, and straight-line rent from FFO and adding impairment charges and stock based compensation expense. Like FFO, the Company considers FAD to be a useful measure for investors to evaluate the operations and cash flows of a REIT. FAD does not represent net income or cash flow from operations as defined by GAAP.